                                                                    Exhibit 99.1

Newark, DE, November 1, 2004 - Artesian today announced basic and diluted earnings per common share were $0.80 and $0.78, respectively, for the nine months ended September 30, 2004, as compared to $0.77 and $0.75, respectively, for the same period last year, a 3.9% increase in basic earnings per share. Revenues for the nine months ended September 30, 2004 were $29.4 million, up 7.9% from $27.2 million in the comparable period in 2003. Net income available to common stockholders was $3.2 million, compared to $3.0 million for the same period last year, a 6.0% increase.

Basic and diluted earnings per common share for the third quarter in 2004 were $0.38 and $0.36, respectively, as compared to $0.27 and $0.26 for the same period last year. Revenues for the quarter were $10.6 million, up from $9.2 million compared to the same period last year. Net income available to common stockholders increased to $1.5 million for the third quarter of 2004 from $1.1 million for the third quarter last year.

Increased revenues and earnings for both the quarter and nine month periods are attributable primarily to increased water sales. Revenues from water sales for the nine month period increased 6.8%, or $1.8 million, and 12.3%, or $1.1 million, for the third quarter compared to the same period a year ago. The number of water customers served by Artesian has grown about 2% from a year ago. As permitted by Delaware statute, Artesian also placed a 6.9% temporary rate increase into effect on April 6, 2004 and an additional 8.1% increase on September 7, 2004 pending a final ruling on our rate increase request filed in February 2004.

Also contributing to our revenue growth, we recorded a 42.7% increase, $361,000, in our non-utility and other utility operating revenue, primarily from our contract water and wastewater operations, in the nine month period. These sources of revenue increased by 127.2%, or $262,000, for the third quarter compared to the same period a year ago.

The increase in revenues from the increased number of customers served and the implementation of temporary rates was offset by suppressed water demand resulting from significant rainfall and the need for recovery of costs associated with investments in utility plant.

Rainfall in New Castle County, Delaware, where 94.6% of our customer base reside, was approximately 40% above average for the nine months ended September 30, 2004, and 10% greater than the same period a year ago.

Artesian has invested $49 million in water utility plant providing supply, treatment, storage and distribution of water to customers since September, 2002, the end of the period for investment included in our last rate increase request. Although we are now recovering a portion of the expense associated with this investment under temporary rates, appropriate recovery of the costs associated with this investment awaits conclusion of a rate filing currently pending before the Delaware Public Service Commission. A significant portion of the investments made in utility plant has been made to ensure compliance with the Delaware Water Supply Self-Sufficiency Act, which was passed into law in 2003. We plan to file our self-sufficiency certification by the end of the year, although certification under the Act is not required until 2006.

Depreciation and amortization expense increased $374,000, or 14.2%, for the first nine months of 2004 compared to the same period last year as a result of our continued significant investment in utility plant. This expense increased by 10.4%, or $94,000, for the third quarter compared to the same period a year ago.

Our investments in utility plant also required additional borrowings in the past year that resulted in an increase in interest expense of $820,000, or 22.7%, when comparing the first nine months of 2004 to the same period a year ago. Interest expense increased by 21.7%, or $266,000, for the third quarter compared to the same period a year ago.

Consulting fees related to internal control documentation and testing in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are also impacting operating expenses in 2004. To date, we have paid $65,000 in consulting fees and expect to incur additional fees of approximately $130,000 by the end of the year. In addition, we anticipate increased fees from our auditors, related to their review and testing of internal controls, to range between $56,000 and $84,000, potentially a 40% to 60% increase in total auditing fees. These expense estimates do not reflect additional accounting personnel needs and management time relating to this effort.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. Artesian has invested more than $150 million in utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of September 30, 2004, we are serving approximately 70,750 metered customers, providing water service to about 230,000 residents, approximately 29% of Delaware's total population. Artesian owns and maintains approximately 940 miles of water main throughout the state. Last year, Artesian distributed 7.2 billion gallons of water. Artesian's water supply is treated at 50 different locations statewide. Artesian serves New Castle County from 84 operating wells in 31 well fields. Artesian also has 11 wells in 9 active well fields in Kent County and 9 wells in 5 well fields in Sussex County.

                                   ##########

In addition to historical facts or statements of current conditions, this press release contains forward-looking statements regarding projected consulting and auditing fees related to Section 404 compliance work. These expenses may be more or less than currently anticipated and may not be immediately recoverable in rates. In addition, statements are made concerning the projected timing of our self-sufficiency certification filing, which may be filed later than expected or not at all. These statements are subject to certain risks and uncertainties which include, but are not limited to, our ability to complete the filing process related to our self-sufficiency certification. Given these risks and uncertainties, this forward-looking statement may prove to be incorrect. Furthermore, we do not intend to update publicly any forward-looking statements.


Contact:  Nicki Taylor
Investor Relations
(302) 453-6943  ntaylor@artesianwater.com
                --------------------------

                         ARTESIAN RESOURCES CORPORATION
                         ------------------------------
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        (Unaudited)         (Unaudited)        (Unaudited)         (Unaudited)
                                                       Quarter ended       Quarter ended     Nine months ended   Nine months ended
                                                     September 30, 2004  September 30, 2003  September 30, 2004  September 30, 2003
                                                     ------------------  ------------------  ------------------  ------------------
OPERATING REVENUES                                      $    10,601         $     9,227         $    29,372         $    27,218

OPERATING EXPENSES

 Operations and Maintenance Expenses                          5,100               4,936              15,486              14,585
 Depreciation and Amortization                                  998                 904               3,014               2,640
 State & Federal Income Taxes                                   993                 653               2,112               1,999
 Property and Other Taxes                                       537                 529               1,619               1,548
                                                        -----------         -----------         -----------        ------------
                                                              7,628               7,022              22,231              20,772
                                                        -----------         -----------         -----------        ------------


OPERATING INCOME                                              2,973               2,205               7,141               6,446

 Miscellaneous Income                                             -                  77                 446                 210
                                                        -----------         -----------         -----------        ------------

INTEREST BEFORE INTEREST CHARGES                              2,973               2,282               7,587               6,656
                                                        -----------         -----------         -----------        ------------

INTEREST CHARGES                                              1,493               1,227               4,430               3,610
                                                        -----------         -----------         -----------        ------------

NET INCOME                                                    1,480               1,055               3,157               3,046
PREFERRED DIVIDEND REQUIREMENT & REDEMPTION PREMIUM               -                   3                   2                  69
                                                        -----------         -----------         -----------        ------------

NET INCOME APPLICABLE TO COMMON STOCK                   $     1,480         $     1,052         $     3,155         $     2,977
                                                        ===========         ===========         ===========         ===========

 Weighted Average Common Shares Outstanding - Basic       3,944,299           3,884,515           3,930,744           3,875,386
 Net Income Per Common Share - Basic                    $      0.38         $      0.27         $      0.80         $      0.77


 Weighted Average Common Shares Outstanding - Diluted     4,072,761           3,984,823            4,058,873          3,978,541
 Net Income Per Common Share - Diluted                  $      0.36         $      0.26         $       0.78        $      0.75

                         ARTESIAN RESOURCES CORPORATION
                         ------------------------------
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                      (Unaudited)
                                                   September 30, 2004               December 31, 2003
-------------------------------------------------------------------------------------------------------------
ASSETS

  Utility Plant, at original cost less
    accumulated depreciation                           $  208,364                      $  187,893
  Current Assets                                       $   11,194                      $    9,211
  Regulatory and Other Assets                          $    6,444                      $   19,220
                                                       ----------                      ----------
                                                       $  226,002                      $  216,324
                                                       ==========                      ==========


CAPITALIZATION AND LIABILITIES

  Stockholders' Equity                                 $   54,245                      $   52,691
  Long Term Debt, Net of Current Portion               $   83,073                      $   80,558
  Current Liabilities                                  $   18,234                      $   19,674
  Advances for Construction                            $   21,398                      $   19,175
  Contributions in Aid of Construction                 $   32,083                      $   30,376
  Other Liabilities                                    $   16,969                      $   13,850
                                                       ----------                      ----------
                                                       $  226,002                      $  216,324
                                                       ==========                      ==========